UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2006

Applied Micro Circuits Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23193	94-2586591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 Moffett Park Drive, Sunnyvale, California 94089

(Address of Principal Executive Offices)

(858) 450-9333

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 30, 2006, the Registrant’s Board of Directors approved a bonus program pursuant to which substantially all employees of the Registrant would be eligible to be paid incentive compensation for fiscal 2007. Bonuses under the program will be awarded only if the Registrant achieves certain minimum profitability levels.

For officers, the program provides for a bonus target equal to a percentage of each participant’s annual base salary as follows:

Title	Target Percentage of Base Salary
Chief Executive Officer	75%
Senior Vice Presidents	50%
All other Vice Presidents	34%

Under the bonus program, after the completion of the 2007 fiscal year, the officers will be eligible for a bonus of up to twice the applicable target amount. The determination of the actual bonus will be based 70% on the achievement of weighted operating plan objectives, including revenue, gross margin, pre-tax income and asset management objectives, and 30% on the achievement of pre-established individual objectives. All executive bonuses are subject to review and approval by the Compensation Committee of the Registrant’s Board of Directors.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 30, 2006, the Registrant committed to a plan to exit its operations in France. The Registrant’s operations in France are conducted through a French subsidiary and comprise two design centers that in turn support two of the Registrant’s communications businesses-the PowerPC business and the PRS switch fabric business. The Registrant purchased the two businesses from IBM in 2004 and most of the employees in the French subsidiary of the Registrant were transferred to the subsidiary as a part of those business acquisitions. In December 2005, an appellate court in France ruled that the PowerPC employees who were transferred to the Registrant’s subsidiary from IBM should not have been transferred. As a result, in February 2006, all but two of those employees were transferred back to IBM. Immediately after the transfer, only fifty-six employees remained with the Registrant’s French subsidiary. Two of those fifty-six are PowerPC employees who have accepted job positions with the Registrant in the U.S. Of the remaining fifty-four employees, fifty-three continue to support the French subsidiary’s PRS activities (the other one is a salesman who supports all of the Registrant’s communications business in Europe). In December 2005, the Registrant reported that it did not plan to invest in new PRS development activities and would need to reduce its PRS workforce. Given the transfer of the PowerPC employees back to IBM and the Registrant’s decision to reduce its PRS workforce, the Registrant determined that it could not maintain a sufficient number of employees in its French subsidiary to justify a continued investment. Consequently, on March 31, 2006, the Registrant’s French subsidiary filed a proposal with the Works Council that represents its employees setting forth the subsidiary’s plan to close its operations (with the exception of the one sales person). All fifty-six employees in the subsidiary’s two sites in France have been notified of the proposal and on April 7, 2006, the subsidiary representatives will begin the legally mandated consultative process with its Work Council regarding the proposal. Due to the complexity of the labor procedures in France, the exact timing of any closure is not known at this time. These actions are not anticipated to affect revenues from current products.

In connection with this exit plan, the Registrant estimates that it will record a total of $4.5 million to $11.5 million of restructuring charges. The following table illustrates the anticipated costs by major categories (in millions):

Description	Estimated Range
Cash charges *	$4.5	—	$8.6
Non-cash charges **	—	—	2.9

Total charges	$4.5	—	$11.5

*	Cash charges include items such as employee severance, benefits, facilities lease termination costs and other contractual obligations.

**	Non-cash charges include potential fixed asset disposals and other asset impairments.

The Registrant estimates that the amounts above will be charged to expense beginning in the fourth quarter of fiscal 2006 and will continue throughout fiscal 2007.

This Current Report on Form 8-K contains forward-looking statements, including statements regarding the Registrant’s closure proposal. These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Registrant’s ability to implement the proposal, the timing of the closure and the impact of the closure on revenues from current products. More information about potential factors that could affect the Registrant’s business and financial results is included in the “Risk Factors” set forth in the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2005, and the Registrant’s subsequent filings with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements as a result of such risk factors as well as other risks and uncertainties. We do not undertake any obligation to update any forward-looking statements for any reason after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: April 4, 2006	By:	/s/ Cynthia J. Moreland
Secretary